Exhibit 10.54

February 19, 2020

H. Jeffrey Wilkins, M.D.
[Intentionally Omitted]

Re: Offer of Employment - REVISED

Dear Jeff:

On behalf of Cerecor Inc. (the “Company”), it is my great pleasure to offer you the full-time position of Chief Development Officer. This position reports to the Company’s Chief Executive Officer. We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship.

As a full-time employee, you will be required to devote all of your business time, energy, skill and best efforts to the performance of your duties with the Company, and you agree that you will not pursue any activities, whether or not for compensation, that materially interfere with the performance of your responsibilities to the Company, or that are in any way adverse to or competitive with the business of the Company. You will be self-directed for the most part, with minimal daily supervision. During your employment, we will engage in regular evaluation periods during which your performance will be discussed and evaluated.

Your base salary will be $370,000 equivalent to $15,416.67 per pay period, minus applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by you. You will also be eligible to participate in the Company’s Performance Incentive Plan in accordance with plan guidelines and as determined by the Board or the Compensation Committee of the Board, in its sole discretion. You must be employed on the date such annual bonus is paid. This program will provide the opportunity to receive a bonus award, based on performance against established company and individual strategic performance objectives. Your targeted bonus potential will pro-rated from your date of hire and will be 35% of your current annual salary. Your anticipated start date will be February 4, 2020.

As soon as practicable after the Effective Date, and subject to the approval of the Company’s Board of Directors and your execution of a separate grant document, the Company will grant you a number of non-statutory stock options to purchase 375,000 shares of Company Common Stock. The stock options will vest over four (4) years, with a twelve-month cliff, such that the first 25% of such stock options will vest on the first anniversary following the Effective Date, and the remainder will vest in equal monthly installments, provided that you remain an employee of the Company as of each such vesting date, with an exercise price equal to the closing price of the common shares on the date of the grant on any exchange on which Company’s shares are then traded. Such stock options will be granted to you pursuant to the inducement grant exception under NASDAQ Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2016 Equity Incentive Plan or any other equity incentive plan of the Company, as a material inducement to your employment with the Company.

You will be eligible for all paid holiday time observed by the Company. In addition, you will be provided paid vacation that will accrue and may be used in accordance with the Company’s written policies.

You also will be eligible for other standard benefits as are provided to similarly-situated employees, subject to applicable eligibility requirements. Plan descriptions will be provided to you upon your start date concerning all employee benefit plans for which you are eligible. You will also receive a copy of our employment policies. The Company reserves the right to amend, add or discontinue benefits from time to time in its sole discretion.

Due to immigration laws, you are required to bring legally-required documentation of your identity and eligibility to work on your first day, so that we can complete your I-9 Employment Eligibility Form.

On or before your first day of employment you will be expected to sign a CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS AND NON-SOLICITATION AGREEMENT providing for the protection of Company’s good will, confidential information, trade secrets, customers, employees and inventions.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. You must also advise the Company before your employment start date of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers. The Company reserves the right to rescind this offer should it determine that such restrictions pose a legal risk to the Company. You will also be expected to abide by the Company’s code of conduct and all of the Company’s employment policies, including but not limited to policies regarding employment discrimination and harassment.

Employment with the Company is “at will,” and is not guaranteed for any specific length of service, nor is it guaranteed for any specific position; your employment will at all times remain at the mutual consent of the employee and the Company.

Finally, this offer is contingent upon the successful completion of the Company’s pre-hire screening process, which includes background verification, reference checks and standard drug screening.

We look forward to your contribution to our organization. The Company has every hope that its employment relationship with you will be mutually beneficial and rewarding. To acknowledge and accept this offer, please sign below as indicated and return an original to our office by no later than February 20, 2020. For answers concerning questions about this offer please do not hesitate to contact me.

We wish you every success in your new position!

Sincerely,

/s/ Michael Cola
Michael Cola
Chief Executive Officer
I, the undersigned individual, hereby agree to the terms set out above for my employment with Cerecor Inc. I also understand that, subject to the terms set out above, I will be an employee at will, and either the Company or I may terminate my employment at any time for any or no reason.

/s/ Jeffrey Wilkins	2/26/2020
Jeffrey Wilkins	Date